Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2011 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 14, 2012--XenoPort, Inc. (Nasdaq:XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2011. Revenues for the quarter were $5.4 million, compared to $1.9 million for the same period in 2010. Net loss for the fourth quarter was $16.9 million, compared to a net loss of $14.8 million for the same period in 2010. At December 31, 2011, XenoPort had cash and cash equivalents and short-term investments of $94.4 million.

XenoPort Business Updates

Since the beginning of the fourth quarter of 2011, XenoPort:

  Announced that Astellas Pharma Inc. has received marketing approval in Japan for Regnite® (gabapentin enacarbil) as a treatment for patients with moderate-to-severe primary restless legs syndrome (RLS), giving rise to a $10.0 million milestone payment to XenoPort.
  Reported that the U.S. Food and Drug Administration (FDA) has accepted for review the supplemental New Drug Application (sNDA) filed by GlaxoSmithKline (GSK) requesting approval of Horizant® (gabapentin enacarbil) Extended-Release Tablets for the treatment of postherpetic neuralgia (PHN) in adults. The FDA has set a Prescription Drug User Fee Act (PDUFA) date of June 9, 2012 as a goal for the completion of their review of the sNDA. Under the terms of XenoPort’s collaboration agreement with GSK, the FDA’s acceptance of the sNDA triggered a milestone payment to XenoPort of $5.0 million.
  Announced preliminary top-line results of a Phase 2, randomized, crossover clinical trial that compared optimized treatment with either Sinemet (immediate-release levodopa/carbidopa) or XP21279 co-formulated with carbidopa (279/CD) in advanced Parkinson’s disease patients with motor fluctuations. 279/CD dosed three times per day reduced mean daily “off time” by 46% compared to baseline when the patients were taking their pre-trial Sinemet dosing regimen. However, in the primary analysis of the trial, the improvement with 279/CD was not statistically better than the improvement seen with optimized Sinemet dosed four or five times per day during the double-blind phase of the trial. XenoPort will defer further investment in this program pending additional discussion with Parkinson’s disease experts and potentially regulatory authorities.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “The last year has been a landmark time for XenoPort, with the approval of XenoPort’s first product, gabapentin enacarbil, in both the United States and Japan, two of the largest pharmaceutical markets in the world. We are gratified that patients in the United States and Japan will have access to Horizant and Regnite, respectively, as the first non-dopaminergic treatment option for adult patients with RLS. We also made significant progress on the development of arbaclofen placarbil (AP) for the potential treatment of spasticity. The remaining clinical trials that we believe will be needed to file an NDA are now all underway, and we expect the top-line results from our Phase 3 safety and efficacy trial in multiple sclerosis patients near the end of 2012. We have completed most of the preclinical studies and formulation work required for filing an investigational new drug (IND) application for XP23829, which we anticipate will occur in the second quarter of this year. We believe this product candidate could offer unique benefits over current products and those in development for the potential treatment of relapsing-remitting multiple sclerosis or psoriasis. We are excited by the opportunities that lie ahead for XenoPort.”

Other XenoPort News

In January 2012, XenoPort provided a notice of dispute and notice of breach and termination (Notice) to GSK that provided notice of XenoPort’s belief that, among other matters, GSK has materially breached its contractual obligation to use commercially reasonable efforts to (i) maximize the sales of Horizant in an expeditious manner and (ii) achieve the sales milestones set forth in the collaboration agreement between XenoPort and GSK. The Notice provides that the termination of the collaboration agreement would become effective at the end of a 90-day period provided for under the collaboration agreement, which will expire on April 24, 2012, unless GSK has cured any such breach or default prior to such date. XenoPort cannot predict whether GSK will cure the breach that is the subject of the Notice or allege that such a breach has not occurred, or otherwise how GSK will respond to the Notice. Accordingly, XenoPort cannot predict when or if the collaboration agreement will be terminated, or the ultimate terms of any termination of the agreement. In addition, XenoPort cannot predict whether it or GSK will initiate legal proceedings related to the collaboration agreement or the timing or outcome of any such proceedings.

XenoPort Fourth Quarter and Year-End 2011 Financial Results

Net revenue from unconsolidated joint operating activities was $5.0 million and $35.0 million for the fourth quarter and year ended December 31, 2011, compared to $1.5 million and $1.4 million for the same periods in 2010. The increases in net revenue from unconsolidated joint operating activities for the fourth quarter and year ended 2011 compared to the same periods in the prior year were primarily due to a $5.0 million milestone payment associated with the acceptance of the sNDA for PHN in the fourth quarter of 2011 and the recognition and receipt of a $30.0 million milestone payment associated with the first commercial sale of Horizant in the United States in the second quarter of 2011. Pursuant to the terms of XenoPort’s collaboration agreement with GSK, as currently in effect, XenoPort’s share of losses from the Horizant joint profit and loss (P&L) statement will be forgiven, up to a maximum of $10.0 million. XenoPort’s share of Horizant joint P&L losses totaled approximately $6.6 million as of the end of 2011. Net sales for the fourth quarter and year ended December 31, 2011 as recorded by GSK were $0.8 million and $2.0 million, respectively.

Collaboration revenues were $0.4 million and $8.5 million for the fourth quarter and year ended December 31, 2011, compared to $0.4 million and $1.5 million for the same periods in 2010. The increase in collaboration revenue for the year ended December 31, 2011 compared to the same period in 2010 was due to the receipt of a $7.0 million milestone payment associated with the U.S. approval of Horizant.

Research and development expenses for the fourth quarter of 2011 were $12.5 million, compared to $10.8 million for the same period in 2010. The increase in expenses for the quarter was primarily due to increased development activities for XP23829. Research and development expenses for 2011 were $43.8 million, compared to $52.5 million for the same period in 2010. The decrease in research and development expenses for 2011 was primarily due to decreased development activities for AP, decreased personnel costs resulting primarily from decreased headcount and decreased non-cash stock-based compensation, partially offset by increased development expenses for XP23829.

Selling, general and administrative expenses were $6.9 million for the fourth quarter of 2011, compared to $6.4 million for the same period in 2010. Selling, general and administrative expenses were $30.4 million for 2011, compared to $28.3 million for 2010. The increase for the year ended December 31, 2011 was primarily due to increased personnel, consulting and market research costs.

In March 2010, XenoPort implemented a restructuring plan to reduce expenses, focus XenoPort’s resources on advancement of its later-stage product candidates and eliminate XenoPort’s discovery research efforts, resulting in a reduction in force of 107 employees, or approximately 50% of XenoPort’s workforce at the time. In December 2011, as part of XenoPort’s ongoing evaluation of its facilities requirements in light of future plans, XenoPort recorded a restructuring charge of $2.9 million in the year ended December 31, 2011 in connection with the permanent cease use of office space. The restructuring charges consisted of $2.5 million of facility-related charges and $0.4 million of property and equipment write-offs. XenoPort expected to make all cash payments associated with this action by August 2013, which coincides with the end of the lease term for the office space.

Net loss for the fourth quarter of 2011 was $16.9 million, compared to a net loss of $14.8 million for the same period in 2010. Net loss per basic and diluted share was $0.48 for the fourth quarter of 2011, compared to a net loss per basic and diluted share of $0.47 for the same period in 2010. Net loss for 2011 was $33.4 million, compared to a net loss of $82.5 million in 2010. Net loss per basic and diluted share was $0.94 for 2011, compared to a net loss per basic and diluted share of $2.68 for 2010.

Financial Guidance

XenoPort announced that it expects the net use of cash for 2012 to be in the range of $45 million to $55 million (net use of cash is the difference between the balances of cash and cash equivalents plus short-term investments at 12/31/12 and 12/31/11). This estimate includes the $10.0 million Regnite approval milestone received from Astellas in February and assumes receipt of a potential $10.0 million milestone payment from GSK associated with the possible approval of Horizant as a treatment for PHN, assuming such approval occurs and the collaboration agreement with GSK is effective at the time of such approval.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 48229726.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 48229726.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant is XenoPort’s first FDA-approved product. GSK holds commercialization rights and certain development rights for Horizant in the United States. Regnite is approved for the treatment of RLS in Japan. Astellas holds all development and commercialization rights for Regnite in Japan and five Asian countries. XenoPort holds all other world-wide rights and has co-promotion and certain development rights to gabapentin enacarbil in the United States. XenoPort’s pipeline of product candidates includes potential treatments for patients with neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the company Website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential future actions by the FDA related to the sNDA for Horizant for the treatment of PHN and timing thereof; XenoPort’s and its partners’ future sales of Horizant/Regnite and the timing thereof; XenoPort’s future clinical development programs for AP and XP21279 and the timing thereof; the release of AP clinical data and the timing thereof; the clinical trials needed to submit an NDA to the FDA for AP; the therapeutic and commercial potential of Horizant/Regnite and XenoPort’s product candidates; the suitability of Horizant/Regnite as a treatment for RLS or neuropathic pain; the suitability of AP as a treatment of spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; the regulatory process and the timing of regulatory actions; matters relating to the GSK collaboration, including any resolution of the GSK dispute, potential cure of breach, termination of the collaboration agreement or related litigation, as well as the receipt of potential milestone payments provided for thereunder; and sufficiency of XenoPort’s existing cash, expected net cash usage and other financial guidance. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “assuming,” “believe,” “could,” “estimate,” “expect,” “potential,” “predict,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain outcome of the dispute with GSK, including termination of the collaboration agreement and the timing and terms on which such termination might occur; the uncertainty of the FDA approval process and other regulatory requirements, including the risk that any approval of the sNDA for Horizant for the treatment of PHN may be substantially delayed or may never occur; the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission on November 4, 2011. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

XENOPORT is a registered trademark of XenoPort, Inc.

Horizant is a registered trademark of GlaxoSmithKline.

Regnite is a registered trademark of Astellas Pharma Inc.

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	December 31,	December 31,
	2011	2010

Current assets:
Cash and cash equivalents	$25,386	$23,192
Short-term investments	69,056	85,403
Prepaids and other current assets	3,010	2,206
Total current assets	97,452	110,801
Property and equipment, net	3,921	7,209
Restricted investments and other assets	2,663	3,219
Total assets	$104,036	$121,229
Liabilities:
Current liabilities	$13,530	$11,487
Noncurrent liabilities	15,371	15,783
Total liabilities	28,901	27,270
Stockholders’ equity (deficit):
Common stock	35	35
Additional paid-in capital and other	495,886	481,330
Accumulated deficit	(420,786)	(387,406)
Total stockholders’ equity	75,135	93,959
Total liabilities and stockholders’ equity	$104,036	$121,229

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues:
Net revenue from unconsolidated joint operating activities	$5,000	$1,528	$35,000	$1,364
Collaboration revenue	378	378	8,515	1,515
Total revenues	5,378	1,906	43,515	2,879
Operating expenses:
Research and development*	12,512	10,837	43,788	52,546
Selling, general and administrative*	6,888	6,446	30,427	28,323
Restructuring charges	2,923	—	2,923	5,275
Total operating expenses	22,323	17,283	77,138	86,144
Loss from operations	(16,945)	(15,377)	(33,623)	(83,265)
Interest and other income	59	554	243	796
Net loss	$(16,886)	$(14,823)	$(33,380)	$(82,469)
Basic and diluted net loss per share	$(0.48)	$(0.47)	$(0.94)	$(2.68)
Shares used to compute basic and diluted net loss per share	35,482	31,735	35,400	30,813

* Includes employee non-cash stock-based compensation, excluding non-cash stock-based compensation resulting from XenoPort’s restructuring plan, as follows:

Research and development	$1,199	$1,702	$5,208	$7,930
Selling, general and administrative	2,219	2,113	9,180	9,210
Total	$3,418	$3,815	$14,388	$17,140

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com